EXHIBIT 5.1

Graubard Miller

405 Lexington Avenue

New York, New York 10174

August 10, 2018

ParkerVision, Inc.

7915 Baymeadows Way, Suite 400

Jacksonville, Florida 32256

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by ParkerVision, Inc. (“Company”), a Florida corporation, under the Securities Act of 1933, as amended (the “Act”), with respect to an aggregate of 1,050,000 additional shares of common stock, par value $.01 per share (“Common Stock”), to be offered by the Company under the ParkerVision, Inc. 2011 Long-Term Incentive Equity Plan, as amended and restated (the “Plan”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have also assumed that in granting future awards under the Plan, the Board of Directors of the Company or the appropriate committee thereunder will exercise its discretion in establishing the terms of such awards in accordance with the terms of the Plan and within the permissible limits of the law of the State of Florida and the articles of incorporation and by-laws of the Company, as amended or restated from time to time.

Based upon and subject to the foregoing, it is our opinion that the Common Stock to be issued by the Company under the Plan, when sold in accordance with the terms of the Plan and the individual instruments or agreements governing their issuance, will be legally issued, fully paid and nonassessable.

In giving this opinion, we have assumed that, prior to the issuance of the shares of the Company’s Common Stock, (a) all certificates for such shares will be duly executed on behalf of the Company by the Company’s transfer agent and registered by the Company's registrar, if necessary, and will conform, except as to denominations, to specimens which we have examined, or (b) all book-entries for such shares will be duly made by the Company’s transfer agent in the name of The Depository Trust Company or its nominee.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller